    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 1, 1996

                                                 REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                     ENRON GLOBAL POWER & PIPELINES L.L.C.
             (Exact name of registrant as specified in its charter)

                 DELAWARE                                              76-0456366
      (State or other jurisdiction of                     (I.R.S. Employer Identification No.)
      incorporation or organization)

    ENRON BUILDING, 1400 SMITH STREET                                K. WADE CLINE
           HOUSTON, TEXAS 77002                           ENRON GLOBAL POWER & PIPELINES L.L.C.
       TELEPHONE NO. (713) 853-1937                   VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
(Address, including zip code, and telephone                 ENRON BUILDING, 1400 SMITH STREET
       number, including area code, of                            HOUSTON, TEXAS 77002
 registrant's principal executive offices)                           (713) 853-1937
                                                            (Name, address, including zip code, and
                                                           telephone number, including area code, of
                                                                      agent for service)

                                   Copies to:

            RONALD T. ASTIN                                        GARY W. ORLOFF
         VINSON & ELKINS L.L.P.                              BRACEWELL & PATTERSON, L.L.P.
         2300 FIRST CITY TOWER                                SOUTH TOWER, PENNZOIL PLACE
          1001 FANNIN STREET                               711 LOUISIANA STREET, SUITE 2600
       HOUSTON, TEXAS 77002-6760                              HOUSTON, TEXAS 77002-2781
             (713) 758-2222                                         (713) 223-2900

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement as determined in light of market conditions and other factors.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                        CALCULATION OF REGISTRATION FEE

       ------------------------------------------------------------------------------------------------
       ------------------------------------------------------------------------------------------------
                                            AMOUNT         PROPOSED          PROPOSED       AMOUNT OF
       TITLE OF EACH CLASS OF                TO BE     MAXIMUM OFFERING MAXIMUM AGGREGATE REGISTRATION
       SECURITIES TO BE REGISTERED        REGISTERED  PRICE PER SHARE(1) OFFERING PRICE(1)      FEE
       ------------------------------------------------------------------------------------------------
       Common Shares....................   3,000,000       $27.625         $82,875,000       $25,114
       ------------------------------------------------------------------------------------------------
       ------------------------------------------------------------------------------------------------

(1) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c), based on the average of the low and high sales prices of the Common Shares on the New York Stock Exchange on October 28, 1996.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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

********************************************************************************
*    INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A     *
*    REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED        *
*    WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT     *
*    BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE           *
*    REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT       *
*    CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR    *
*    SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH    *
*    OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR    *
*    QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.                *
********************************************************************************

                SUBJECT TO COMPLETION, DATED             , 1996

PROSPECTUS

                            3,000,000 COMMON SHARES

                     ENRON GLOBAL POWER & PIPELINES L.L.C.

                                 COMMON SHARES

                             ---------------------

     This Prospectus relates to the sale of limited liability company interests (the "Common Shares") of Enron Global Power & Pipelines L.L.C. (the "Company"), in an amount not to exceed 3,000,000 Common Shares, which may be offered and sold from time to time by Enron Corp. ("Enron") and certain of Enron's subsidiaries (Enron and such subsidiaries are hereinafter collectively referred to as the "Selling Shareholders") or by the Company. The Common Shares will be offered in amounts, at prices and on terms to be determined in light of market conditions at the time of sale and set forth in a supplement to this Prospectus (a "Prospectus Supplement").

     The Common Shares may be sold directly by the Company or the Selling Shareholders to investors or through agents designated from time to time or to or through underwriters or dealers. See "Plan of Distribution." If any agents of the Company or the Selling Shareholders or any underwriters are involved in the sale of any Common Shares in respect of which this Prospectus is being delivered, the names of such agents or underwriters and any applicable commissions or discounts will be set forth in a Prospectus Supplement. The net proceeds to the Company from such sale also will be set forth in a Prospectus Supplement. The Company will not receive any of the proceeds from the sale by the Selling Shareholders of any of the Common Shares. See "Use of Proceeds."

                             ---------------------

     The Common Shares are traded on the New York Stock Exchange under the symbol "EPP." Any Common Shares sold pursuant to a Prospectus Supplement will be listed on such exchange, subject to official notice of issuance.

                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
    ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
     CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

     This Prospectus may not be used to consummate sales of the Common Shares unless accompanied by a Prospectus Supplement.

               THE DATE OF THIS PROSPECTUS IS             , 1996.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates, or from the site maintained by the Commission on the Internet World Wide Web at http://www.sec.gov. The Common Shares are listed on the New York Stock Exchange, and reports, proxy statements and other information concerning the Company can be inspected and copied at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

     This Prospectus constitutes a part of a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Common Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the Common Shares offered hereby. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission or incorporated by reference herein are not necessarily complete, and in each instance reference is made to the copy of such document so filed for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed with the Commission pursuant to the Exchange Act, are incorporated herein by reference:

     1. Description of the Common Shares filed as Item 1 of the Company's Registration Statement on Form 8-A dated November 4, 1994.

     2. Annual Report of the Company on Form 10-K for the year ended December 31, 1995.

     3. Quarterly Report of the Company on Form 10-Q for the quarter ended March 31, 1996.

     4. Quarterly Report of the Company on Form 10-Q for the quarter ended June 30, 1996.

     5. Quarterly Report of the Company on Form 10-Q for the quarter ended September 30, 1996.

     6.   Current Report of the Company on Form 8-K filed July 3, 1996.

     7.   Current Report of the Company on Form 8-K filed July 23, 1996.

     8.   Current Report of the Company on Form 8-K/A filed September 3, 1996.

     9.   Current Report of the Company on Form 8-K filed October 15, 1996.

     Each document filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Shares pursuant hereto shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such document. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, on the request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Written or telephone requests for such copies should be directed to Secretary - Enron Global Power & Pipelines L.L.C., Enron Building, 1400 Smith Street, Houston, Texas 77002 (telephone: (713) 853-1937).

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF THE COMMON SHARES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE, SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                            BUSINESS OF THE COMPANY

GENERAL

     The Company is a Delaware limited liability company formed in November 1994 by Enron to acquire, own and manage Enron's operating power plants and natural gas pipelines outside the United States, Canada and Western Europe and to acquire similar assets from third parties. The Company's initial assets consisted of interests contributed by Enron in two power plants located in the Philippines (with 226 megawatts of aggregate net generating capacity), a power plant located in Guatemala (with 110 megawatts of net generating capacity) and a 6,604 kilometer (4,104 mile) natural gas pipeline system located in Argentina. The Company subsequently acquired from Enron interests in a power plant located in the Dominican Republic (with 185 megawatts of net generating capacity) and a 575 kilometer (357 mile) natural gas pipeline system located in Colombia. The Company also recently increased its interest in the Argentine natural gas pipeline system through a purchase from a third party. (The foregoing projects and interests are collectively hereinafter referred to as the "Current Projects"). The initial public offering of the Common Shares was completed in November 1994. As of the date hereof, Enron and its affiliates own approximately 59% of the outstanding Common Shares.

     The Company's strategy is to generate long-term growth in dividends, cash flow and earnings per share through the selective acquisition and efficient management of operating power plants and natural gas pipelines in emerging economies around the world. In order to provide the Company with a long-term source of project acquisition opportunities, Enron and the Company have entered into the Purchase Right Agreement (defined below) pursuant to which Enron is generally obligated to offer to sell to the Company all of Enron's ownership interest in certain power plant and natural gas pipeline projects developed or acquired by Enron outside the United States, Canada and Western Europe that commence commercial operations prior to 2005. Such offers to sell by Enron, which are required to be at prices lower than those that Enron may make available to third parties, are subject to the evaluation and approval of an Oversight Committee (defined below) and the receipt of a fairness opinion from an independent internationally recognized financial advisor. This process is designed to ensure that the terms and conditions for such purchases have been and will be fair to the Company's shareholders. In addition to evaluating projects under the Purchase Right Agreement, the Company seeks opportunities to purchase power plants, pipelines and related assets from parties other than Enron and its affiliates. The Company is unable to predict the number of such opportunities that may result in actual purchases.

     The Company evaluates potential acquisitions based upon a variety of factors, including prospective incremental earnings and cash flow per share, internal rate of return, cost competitiveness, contractual commitments and degree of political, currency and other risks. The Company is unable to predict the number of projects that it may acquire pursuant to the Purchase Right Agreement. The Company believes, and Enron has informed the Company, that Enron will continue to actively develop power plant and natural gas pipeline projects outside the United States, Canada and Western Europe; however, Enron is under no obligation to do so. To the extent Enron is unable to develop, finance, construct or acquire projects on acceptable terms, the Company's opportunities to purchase new projects from Enron under the Purchase Right Agreement would be reduced, and the future growth of the Company could be materially and adversely affected thereby.

PURCHASE RIGHT AGREEMENT

     The Purchase Right Agreement dated as of November 15, 1994 between Enron and the Company, as amended by Amendment No. 1 thereto dated as of September 29, 1995 (as amended, the "Purchase Right Agreement") requires that Enron offer to the Company all of its ownership interests in projects that meet the eligibility criteria set forth therein (the "Eligible Projects"), with the exception of certain exempt transactions and interests. The Eligible Projects generally include (i) certain designated development projects and (ii) any other power plants or natural gas pipeline projects developed by Enron, or developed by others and acquired by Enron, that are located outside the United States, Canada or Western Europe and that begin commercial operations prior to January 1, 2005. Enron may offer to the Company interests in projects that are not Eligible Projects, but Enron is not obligated to do so.

     With respect to all Eligible Projects, the Purchase Right Agreement sets forth the standards that Enron is required to meet in making its offers, the pre-offer and offer procedures, the form of consideration to be paid by the Company and other matters, including the method of resolving disagreements between Enron and the Company. With limited exceptions, the Purchase Right Agreement does not specify the exact terms and conditions of any offer or the method of determining the offer price. In general, Enron will have complied with its obligation to offer its interest in a project if Enron's offer to the Company is (i) commercially reasonable and (ii) within a range that a reasonable offeree that is knowledgeable in the industry could reasonably accept, both as determined in Enron's sole judgement made in good faith at the time the offer is made and taking into consideration the terms, conditions and price of its offer.

     Enron generally must offer to sell to the Company its ownership interest in each Eligible Project within one year after such Eligible Project commences commercial operations, or where applicable, within one year after the acquisition by Enron of an interest in a completed project. In the event the Company accepts the offer, the consideration paid by the Company will consist solely of Common Shares, unless Enron and the Company otherwise agree. For purposes of determining the number of Common Shares payable to Enron, the Common Shares will be valued at the average of the closing prices for the Common Shares on the New York Stock Exchange for the 20 trading days immediately preceding the second trading day prior to the earlier of (i) the closing and (ii) the first public announcement by Enron and the Company of the relevant agreement.

     The Amended and Restated Limited Liability Company Agreement of the Company dated as of November 15, 1994 (the "Company Agreement") provides for the establishment of an Oversight Committee (the "Oversight Committee") composed solely of outside directors. The Oversight Committee has the sole authority and responsibility to make all decisions regarding matters involving the Purchase Right Agreement. The Oversight Committee is free to take such actions as it determines in its sole discretion to be reasonably necessary to enable it to evaluate fully and fairly the terms of any offer under the Purchase Right Agreement. In that connection, the Oversight Committee employs independent financial, legal and other advisors for the purpose of evaluating offers, determining whether the projections on which offers may be based are reasonable and other matters under the Purchase Right Agreement.

               RELATIONSHIPS WITH ENRON AND CONFLICTS OF INTEREST

     Through the Purchase Right Agreement, Enron will serve as a primary source of acquisitions of new projects by the Company. Enron is a leading integrated natural gas company headquartered in Houston, Texas. Enron provides administrative and technical support to the Company and its projects as well as services relating to employee benefit plans, investor relations, securities laws compliance and reporting, telecommunications, computer systems, office space, purchasing, technical consulting and certain other corporate staff and support services pursuant to an Administrative Services Agreement. In addition, Enron provides services to the Company's projects pursuant to separate agreements with the companies that own such projects. Such services include, among other things:
(i) day-to-day commercial management, operation and maintenance of the projects,
(ii) advice regarding policies, procedures, plans and budgets to allow the operation and maintenance of the projects to be performed in accordance with good utility practice, the operating agreements and other material agreements, as well as applicable law, (iii) auditing services, (iv) development of appropriate information systems, (v) technical consulting and (vi) certain legal services. Enron may provide similar or other services in connection with any future projects the Company acquires from Enron.

     Pursuant to a Contribution Agreement among the Company, Enron and certain of their affiliates, Enron has agreed to maintain certain guarantees and letters of credit and has made other covenants and shareholder commitments on behalf of the Company for the benefit of certain of its subsidiaries as required by their lenders and certain other third parties. In most instances, because the Company replaced Enron as a shareholder of a subsidiary, the Company agreed to indemnify Enron against liabilities incurred under such guarantees and letters of credit and other covenants and shareholder commitments to the extent Enron does not otherwise have a contractual right to be reimbursed for such liabilities. Substantially all of such indemnity obligations of the Company to Enron reflect the Company's pro rata share of preexisting obligations of the subsidiaries. Although these indemnity obligations could result in certain otherwise non-recourse liabilities becoming recourse to the Company, the Company believes the events that would trigger liability are remote and, therefore, does not expect these obligations to create any additional liability to the Company.

     Pursuant to a Cost Sharing Agreement between the Company and Enron Capital & Trade Resources Corp., a wholly owned subsidiary of Enron ("ECT"), ECT provides certain services related to the management of the projects to the Company. These services include accounting, commercial, administrative and other services. For these services, ECT is paid a capped fee per year.

     Pursuant to the Company Agreement, holders of Common Shares are deemed to have consented to certain actions that might be deemed conflicts of interest. In addition, certain other conflicts of interest exist and may arise in the future as a result of the extensive relationships between Enron and the Company.

                                USE OF PROCEEDS

     Except as otherwise may be described in a Prospectus Supplement relating to an offering of the Common Shares, the net proceeds from the sale of the Common Shares offered by the Company pursuant to this Prospectus and such Prospectus Supplement will be used to repay indebtedness of the Company and for general corporate purposes. Any specific allocation of the net proceeds of an offering of the Common Shares by the Company or the Selling Shareholders to a specific purpose will be determined at the time of such offering and will be described in the related Prospectus Supplement.

     The Company will not receive any proceeds from the sale of any Common Shares by the Selling Shareholders.

                       DESCRIPTION OF COMPANY SECURITIES

THE COMMON SHARES

     The Company Agreement authorizes the issuance of up to 200 million Common Shares for such consideration and on such terms and conditions as may be established by the Board of Directors of the Company (the "Board of Directors") in its sole discretion without the approval of any holders of Common Shares. Subject to the prior rights, if any, of the holders of any other Company securities, the holders of Common Shares are (a) entitled on a pro rata basis to such dividends, if any, as shall be declared thereon from time to time by the Board of Directors, (b) upon liquidation or dissolution of the Company, entitled on a pro rata basis to all remaining assets after satisfaction of the Company's liabilities to creditors and (c) entitled to one vote per Common Share on matters submitted to a vote or consent of the Company's shareholders. Except as set forth below with respect to Restricted Common Shares and Special Restricted Common Shares, each Common Share is identical in all respects with each other Common Share. To ensure that the Company is classified as a partnership for United States federal income tax purposes, the Common Shares include Restricted Common Shares (the "Restricted Common Shares") representing 21% of the outstanding Common Shares, including Special Restricted Common Shares (the "Special Restricted Common Shares") representing 1% of the outstanding Common Shares. The Restricted Common Shares are identical in all respects to other Common Shares except that they may not be transferred without the prior consent of the holders of a majority of the voting power of all Company securities (excluding Restricted Common Shares). The Special Restricted Common Shares are identical in all respects to the other Restricted Common Shares except that (i) the owner thereof, by virtue of such ownership, will be liable for the debts and obligations of the Company (other than obligations that, by their terms, are non-recourse to the Company) to the extent the Company's assets are insufficient to satisfy such debts and obligations and (ii) they may not be transferred other than to a single transferee that after such transfer will have a net worth (exclusive of all Company securities owned by such transferee) equal to at least 10% of the total capital contributions to the Company. For purposes of this Section "Description of Company Securities," unless the context otherwise requires, the term "Common Shares" includes the Restricted Common Shares (including Special Restricted Common Shares) and all other Common Shares. The Common Shares are the only class of equity interests in the Company outstanding as of the date hereof.

ISSUANCE OF ADDITIONAL SECURITIES

     The Company Agreement, subject to the requirements of the Delaware Limited Liability Company Act (the "Delaware Act") and other applicable law, grants the Board of Directors the authority to issue additional Company securities, including additional Common Shares, up to the maximum amount then authorized under the Company Agreement for any purpose, at any time and on such terms and conditions as it may determine, and without the approval of the holders of the Common Shares. Such additional securities may include preferred shares that are entitled to preference over the Common Shares with respect to dividends, voting rights, conversion or redemption rights, amounts payable on liquidation and such other rights and privileges, or subject to such restrictions thereon, as may be established by the Board of Directors in its sole discretion.

SHAREHOLDERS' MEETINGS AND VOTING

     Holders of record of Common Shares are entitled to notice of, and to vote at, meetings of the shareholders and to act with respect to matters as to which approvals may be solicited. There will be an annual meeting of the shareholders, and special meetings of the shareholders may be called by the Board of Directors or the holders of a majority of the voting power of any class or series of Company securities for which a meeting is proposed. Each record holder of Common Shares has one vote per share, although additional classes or series of equity securities having special voting rights may be issued by the Company. The Company Agreement provides that Company securities held in nominee accounts will be voted by the clearing agent (or other nominee) pursuant to the instruction of the beneficial owner, unless the arrangement between the beneficial owner and the beneficial owner's nominee provides otherwise.

     The Company Agreement contains provisions that are intended to discourage a person or group from attempting to change the management of the Company. If any person or group other than Enron Holding Company L.L.C. ("EHC") and its affiliates acquires beneficial ownership of 20% or more of the Common Shares, such person or group will lose voting rights with respect to all of its Common Shares.

LIMITED PREEMPTIVE RIGHTS

     EHC has the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase Common Shares or other Company securities from the Company whenever and on the same terms that the Company issues such securities to persons other than EHC and its affiliates, to the extent necessary to maintain a 52% ownership in the Company.

LIMITED CALL RIGHT

     If at any time EHC and its affiliates own at least 90% of the issued and outstanding Company securities of any class or series, EHC has the right, which it may assign and transfer to any of its affiliates or to the Company, to purchase all, but not less than all, of the outstanding Company securities of such class or series not held by EHC and its affiliates (as of a record date to be selected by EHC) upon at least 10 but not more than 60 days' notice. The purchase price in the event of such purchase shall be the greater of (i) the average market price of the Company securities of such class or series as of the date five days prior to the mailing of written notice of its election to purchase the Company securities of such class or series and (ii) the highest cash price paid by the Company, EHC or any affiliates of either of them for any Company securities of such class or series purchased within the 90 days preceding the date EHC mails notice of its election to purchase such Company securities.

TRANSFERS OF SHARES

     Except as set forth above in respect of Restricted Common Shares (including Special Restricted Common Shares), the Common Shares are generally freely transferable in the same manner as capital stock of a corporation. The Company Agreement, however, restricts EHC and its affiliates, without the prior approval of a Special Majority Interest, from transferring any Company securities if such transfer would constitute a violation of any agreement relating to a project in which the Company has an interest and such violation would have a material adverse effect on the project. The term "Special Majority Interest" means the holders of shares of all classes or series of Company securities possessing a majority of the voting power of all Company securities other than those held by EHC and its affiliates. The Company Agreement provides that each purchaser of Common Shares, by virtue of such purchase, becomes a member of the Company and will be bound by the Company Agreement, without the need to execute the Company Agreement.

REGISTRATION RIGHTS

     Pursuant to the terms of the Company Agreement and subject to certain limitations described therein, the Company has agreed to register for resale, under the Securities Act and applicable state securities laws, securities of the Company that EHC or its affiliates propose to sell, provided that an exemption from the registration requirements of such laws is not otherwise available. The Company is obligated to pay all expenses incidental to such registration, excluding underwriting discounts and commissions.

LIMITED LIABILITY

     Generally, the liability of an owner of an equity interest in a Delaware limited liability company is limited, under the Delaware Act, to the amount of capital such owner contributes to the Company in respect of such owner's interest in the Company plus such owner's share of any undistributed profits and assets of the Company. Notwithstanding the foregoing, pursuant to the Company Agreement, and for tax purposes, EHC, as the holder of Special Restricted Common Shares, is fully and personally liable for the debts and obligations of the Company other than obligations that, by their terms, are non-recourse to the Company.

MERGER

     The Company may merge or consolidate with one or more companies, limited liability companies, business trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including general or limited partnerships, if approved by the Board of Directors and the holders of shares of all classes or series of Company securities possessing a majority of the voting power of all outstanding Company securities entitled to vote.

RIGHT TO INFORMATION

     In addition to other rights specifically listed in the Company Agreement, and subject to such reasonable standards as may be established by the Company, each shareholder of the Company is entitled to all information to which a member of a Delaware limited liability company is entitled to have access pursuant to
Section 18-305 of the Delaware Act under the circumstances and subject to the conditions therein stated.

LIQUIDATION AND DISTRIBUTION OF PROCEEDS

     Upon dissolution of the Company, the liquidator will liquidate the Company's assets and apply the proceeds of liquidation in the order of priority set forth in the Company Agreement. Generally, after discharging the debts and liabilities of the Company (including the costs of liquidation), any remaining proceeds will be distributed to the shareholders according to their respective percentage interests in the Company.

COMPARISON OF THE COMPANY WITH A DELAWARE CORPORATION

     The Company Agreement sets forth the relationship of the shareholders to the Company and to one another and the manner in which the Company will conduct its operations, much like the articles and bylaws of a Delaware corporation or the partnership agreement of a Delaware general or limited partnership. While as a limited liability company the Company is not subject to the Delaware General Corporation Law (the "DGCL"), the Delaware Act permits a limited liability company agreement to provide, and the Company Agreement does provide, that the management of a limited liability company shall be conducted by a board of directors and officers designated by such board and that the holders of shares in such limited liability company (as is the case with the holders of the Common Shares) be afforded substantially all of the rights that are afforded holders of the common stock issued by a corporation organized under the DGCL.

     The Delaware Act does not have provisions that are similar to the DGCL's provisions relating to the approval of interested party transactions. Therefore, in order to permit Enron to transact business with the Company and to permit the officers and directors of the Company to perform their duties to the Company, without undue uncertainty regarding the standards by which it or they will be judged or undue risk of liability, the Company Agreement contains specific provisions addressing the ongoing relationship between Enron and the Company and the manner by which conflicts of interest will be resolved. Purchasers of Common Shares are deemed to have consented to certain existing and potential conflicts of interest that may arise in the future as a result of the extensive dealings between Enron and the Company. In all other material respects, the fiduciary duties of the directors and officers of the Company and any duties of shareholders of the Company and their affiliates are the same as those applicable under the DGCL.

                              SELLING SHAREHOLDERS

                                                COMMON SHARES                          COMMON SHARES
                                             BENEFICIALLY OWNED        NUMBER OF     BENEFICIALLY OWNED
                                            BEFORE SHARE OFFERING        SHARES     AFTER SHARE OFFERING
                                          -------------------------      TO BE      --------------------
          SELLING SHAREHOLDERS              NUMBER       PERCENTAGE     OFFERED     NUMBER    PERCENTAGE
----------------------------------------  ----------     ----------    ----------   ------    ----------
Enron...................................     896,257(1)      3.4           (2)        (3)         (3)
Enron Equity Corp.......................     725,332         2.8           (2)        (3)         (3)
Enron Development Corp. ................      31,536          .1           (2)        (3)         (3)
EHC.....................................  13,724,670(4)     52.1           (2)        (3)         (3)
Enron International Inc.................     925,525         3.5           (2)        (3)         (3)
                                          ----------         ---
          Total.........................  16,303,320        61.9

---------------

(1) Includes a number of Common Shares, having an approximate aggregate market price of $21.5 million, that are currently exercisable pursuant to an option held by Enron.

(2) Enron, Enron Equity Corp., Enron Development Corp., EHC and Enron International Inc., as the Selling Shareholders, may sell from time to time a number of Common Shares owned by them.

(3) The number and percentage of Common Shares that will be beneficially owned by the Selling Shareholders after an offering pursuant hereto will be set forth in a Prospectus Supplement.

(4) Includes a number of Common Shares, having an approximate aggregate market price of $25.5 million, that are currently exercisable pursuant to an option held by EHC.

     Pursuant to the terms of the Company Agreement, the Company has agreed that upon the request of Enron (or any other affiliate of EHC), the Company will register under the Securities Act and applicable state securities laws the sale of Common Shares owned by Enron which Enron has requested to be registered. The Company is obligated to pay all expenses incidental to such registration, excluding underwriters' discounts and commissions and certain legal fees and expenses.

     The Prospectus Supplement relating to any Common Shares offered by the Company or the Selling Shareholders will set forth the number of Common Shares being offered for their accounts as well as the number of such Common Shares and the percentage of the outstanding Common Shares to be owned by the Company and the Selling Shareholders after completion of the offering.

                              PLAN OF DISTRIBUTION

     Both the Company and the Selling Shareholders may sell Common Shares to or through underwriters or dealers and also may sell Common Shares directly to other purchasers or through agents.

     The distribution of the Common Shares may be effected from time to time in one or more transactions at a fixed price or prices (which may be changed), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     In connection with the sale of Common Shares, underwriters may receive compensation from the Company, the Selling Shareholders or purchasers of Common Shares for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of Common Shares may be deemed to be underwriters, and any discounts or commissions received by them from the Company or the Selling Shareholders, as the case may be, and any profit on the resale of Common Shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such person who may be deemed to be an underwriter will be identified, and any such compensation received from the Company or the Selling Shareholders, as the case may be, will be described in a Prospectus Supplement.

     Under agreements which may be entered into by the Company or the Selling Shareholders, underwriters, dealers and agents who participate in the distribution of Common Shares may be entitled to indemnification by the Company or the Selling Shareholders, as the case may be, against or contribution toward certain liabilities, including liabilities under the Securities Act.

                             VALIDITY OF SECURITIES

     The validity of the Common Shares being offered hereby will be passed upon for the Company by K. Wade Cline, Vice President, General Counsel and Secretary of the Company, and will be passed upon for the underwriters by Bracewell & Patterson, L.L.P. Bracewell & Patterson, L.L.P. currently provides services to Enron and certain of its subsidiaries and affiliates, including the Company, as outside counsel on matters unrelated to the issuance of the Common Shares being offered hereby. If the Common Shares being offered hereby include any Common Shares of one or more of the Selling Shareholders, certain legal matters in connection therewith will be passed upon for such Selling Shareholders by counsel named in the applicable Prospectus Supplement.

                                    EXPERTS

     The consolidated financial statements of the Company included in the Company's Annual Report on Form 10-K for the year ended December 31, 1995, incorporated by reference in this Prospectus and elsewhere in this Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

     The consolidated financial statements of Compania de Inversiones de Energia S.A. included in the Company's Annual Report on Form 10-K for the year ended December 31, 1995, incorporated by reference in this Prospectus and elsewhere in this Registration Statement, have been audited by Pistrelli, Diaz y Asociados, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

     The financial statements of CENTRAGAS -- Transportadora de Gas de la Region Central de Enron Development & Cia., S.C.A. included in the Company's Current Report on Form 8-K dated July 19, 1996, incorporated by reference in this Prospectus and elsewhere in this Registration Statement, have been audited by Arthur Andersen & Cia., independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

     The financial statements of Smith/Enron Cogeneration Limited Partnership included in the Company's Current Report on Form 8-K dated June 18, 1996, incorporated by reference in this Prospectus and elsewhere in this Registration Statement, have been audited by Price Waterhouse, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses to be incurred by Enron Global Power & Pipelines L.L.C. (the "Company") in connection with the issuance and distribution of the Common Shares being registered. Except for the Securities and Exchange Commission registration fee, all amounts shown are estimates.

    Filing Fee for Registration Statement.....................................  $ 25,114
    Legal Fees and Expenses...................................................  $100,000
    Accounting Fees and Expenses..............................................  $100,000
    Printing Fees and Expenses................................................  $100,000
    Blue Sky Fees and Expenses................................................  $ 15,000
    Miscellaneous.............................................................  $ 59,856
                                                                                --------
              Total...........................................................  $400,000

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     The Amended and Restated Limited Liability Company Agreement of the Company dated as of November 15, 1994 (the "Company Agreement") contains the following provisions relating to indemnification of directors and officers. All terms capitalized below and not otherwise defined shall have the meanings set forth in the Company Agreement:

          "7.08 INDEMNIFICATION. (a) To the fullest extent permitted by Law but subject to the limitations expressly provided in this Agreement, each Person shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including reasonable legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any such person may be involved, or is threatened to be involved, as a party or otherwise, by reason of such Person's status as (i) a present or former member of the Board of Directors or any committee thereof, (ii) a present or former Officer, employee, partner, agent or trustee of the Company, or (iii) a Person serving at the request of the Company in another Entity in a similar capacity as that referred to in the immediately preceding clauses (i) or (ii), provided, that in each case the Person described in the immediately preceding clauses
     (i), (ii) or (iii) (the "Indemnitee") acted in good faith and in a manner which such Indemnitee believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe such Indemnitee's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnitee acted in a manner contrary to that specified above. Any indemnification pursuant to this Section 7.08 shall be made only out of the assets of the Company.

          (b) To the fullest extent permitted by law, expenses (including reasonable legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.08(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 7.08.

          (c) The indemnification provided by this Section 7.08 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any approval of a Special Majority Interest, both as to actions in the Indemnitee's capacity as (i) a present or former member of the Board of Directors or any committee thereof, (ii) a present or former Officer, employee, partner, agent or trustee of the Company, or
     (iii) a Person serving at the request of the Company in another Entity in a similar capacity, and as to actions in any other capacity, and shall continue as to an

     Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

          (d) The Company may purchase and maintain (or reimburse Holding or its Affiliates for the cost of insurance, on behalf of the members of the Board of Directors, the Officers and such other Persons as the Board of Directors shall determine, against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Company's activities, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

          (e) For purposes of this Section 7.08, the Company shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by the Indemnitee of such Indemnitee's duties to the Company also imposes duties on, or otherwise involves services by, the Indemnitee to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable Law shall constitute "fines" within the meaning of Section 7.08(a); and action taken or omitted by the Indemnitee with respect to an employee benefit plan in the performance of such Indemnitee's duties for a purpose reasonably believed by such Indemnitee to be in the interests of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is in, or not opposed to, the best interests of the Company.

          (f) In no event may an Indemnitee subject the Shareholders to personal liability by reason of the indemnification provisions set forth in this Agreement.

          (g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.08 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

          (h) The provisions of this Section 7.08 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

          (i) No amendment, modification or repeal of this Section 7.08 or any provision hereof shall in any manner terminate, reduce or impair either the right of any past, present or future Indemnitee to be indemnified by the Company or the obligation of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.08 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may be asserted.

          (j) THE PROVISIONS OF THE INDEMNIFICATION PROVIDED IN THIS SECTION
     7.08 ARE INTENDED BY THE PARTIES TO APPLY EVEN IF SUCH PROVISIONS HAVE THE EFFECT OF EXCULPATING THE INDEMNITEE FROM LEGAL RESPONSIBILITY FOR THE CONSEQUENCES OF SUCH PERSON'S NEGLIGENCE, FAULT OR OTHER CONDUCT."

     The Restated Certificate of Incorporation of Enron Corp. ("Enron") dated as of August 22, 1994 contains the following provisions relating to indemnification of directors and officers, namely:

          "2.(A) Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of Enron or is or was serving at the request of Enron as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by Enron to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits Enron to provide broader indemnification rights then said law permitted Enron to provide prior to such amendment), against all expenses, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (B) hereof, Enron shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of Enron. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by Enron the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of the proceeding, shall be made only upon delivery to Enron of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. Enron may, by action of its Board of Directors, provide indemnification to employees and agents of Enron with the same scope and effect as the foregoing indemnification of directors and officers.

          (B) If a claim under paragraph 2(A) of this Article XVI is not paid in full by Enron within thirty days after a written claim has been received by Enron, the claimant may at any time thereafter bring suit against Enron to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expenses of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to Enron) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for Enron to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on Enron. Neither the failure of Enron (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by Enron (including its Board of Directors, independent legal counsel, or its shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

          (C) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of shareholders or disinterested directors or otherwise.

          (D) Enron may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of Enron or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not Enron would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law."

     Enron has purchased liability insurance policies covering the directors and officers of the Company to provide protection where the Company cannot legally indemnify a director or officer and where a claim arises under the Employee Retirement Income Security Act of 1974 against a director or officer based on an alleged breach of fiduciary duty or other wrongful act. The directors and officers of the Company will continue to be covered by such insurance policies so long as the Company remains a subsidiary of Enron.

     In addition to the foregoing, separate Indemnity Agreements dated as of May 15, 1996 by and between the Company and each of the members of the oversight committee established pursuant to the Company

Agreement (each, an "Indemnitee") contain the following provisions. All terms capitalized below and not otherwise defined shall have the meanings set forth in such Indemnity Agreements.

          "2. Basic Indemnification Arrangement.

          (a) The Company hereby agrees to provide Indemnitee with the indemnification set forth in Article 7.08 of the Company Agreement to the full extent provided in such Article 7.08 and by current law and regardless of whether such Article 7.08 is hereafter amended or revoked. In addition, and not in limitation of the immediately preceding sentence, in the event Indemnitee was, is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, a Claim by reason of (or arising in part out of) an Indemnifiable Event, the Company shall indemnify Indemnitee to the fullest extent permitted by law, as soon as practicable but in any event no later than thirty days after written demand is presented to the Company, against any and all Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other changes paid or payable in connection with or in respect of such Expenses, judgments, fines, penalties or amounts paid in settlement) of such Claim. If so requested by Indemnitee, the Company shall advance (within two business days of such request) any and all Expenses to Indemnitee.

          (b) Notwithstanding the foregoing, (i) the obligations of the Company under Section 2(a) shall be subject to the condition that the Reviewing Party shall not have determined (in a written opinion, in any case in which the Independent Legal Counsel referred to in Section 3 hereof is involved) that Indemnitee would not be permitted to be indemnified under applicable law, and (ii) the obligation of the Company to make an Expense Advance pursuant to Section 2(a) shall be subject to the condition that, if, when and to the extent that the Reviewing Party determines that Indemnitee would not be permitted to be so indemnified under applicable law, the Company shall be entitled to be reimbursed by Indemnitee (who hereby agrees to reimburse the Company) for all such amounts theretofore paid; provided, however, that if Indemnitee has commenced or thereafter commences legal proceedings in a court of competent jurisdiction to secure a determination that Indemnitee should be indemnified under applicable law, any determination made by the Reviewing Party that Indemnitee would not be permitted to be indemnified under applicable law shall not be binding, and Indemnitee shall not be required to reimburse the Company for any Expense Advance until a final judicial determination is made with respect thereto (as to which all rights of appeal shall have been exhausted or have lapsed). If there has not been a Change in Control, the Reviewing Party shall be selected by the Board of Directors, and if there has been such a Change in Control (other than a Change in Control which has been approved by a majority of the Company's Board of Directors who were directors immediately prior to such Change in Control), the Reviewing Party shall be the Independent Legal Counsel referred to in Section 3 hereof. If there has been no determination by the Reviewing Party or if the Reviewing Party determines that Indemnitee substantively would not be permitted to be indemnified in whole or in part under applicable law, Indemnitee shall have the right to commence litigation in any court in the State of Delaware having subject matter jurisdiction thereof and in which venue is proper seeking an initial determination by the Court or challenging any such determination by the Reviewing Party or any aspect thereof, including the legal or factual bases therefor, and the Company hereby consents to service of process and to appear in such proceeding. Any determination by the Reviewing Party otherwise shall be conclusive and binding on the Company and Indemnitee."

     Each member of such overnight committee also is entitled to certain additional indemnification rights, as more particularly set forth in the applicable Indemnification Agreement.

ITEM 16. EXHIBITS

    EXHIBIT NO.                                    DESCRIPTIONS
-------------------- ------------------------------------------------------------------------
           1.1*      -- Form of Underwriting Agreement relating to the Common Shares being offered hereby.
           4.1**     -- Amended and Restated Limited Liability Company Agreement of the
                        Company dated as of November 15, 1994 (incorporated by reference to
                        Exhibit 3.2 to the Annual Report of the Company on Form 10-K for the
                        year ended December 31, 1994).
           5.1       -- Opinion of K. Wade Cline, Vice President, General Counsel and
                        Secretary of the Company regarding the legality of the Common Shares being offered hereby.
          23.1       -- Consent of K. Wade Cline is contained in his opinion filed as Exhibit
                        5.1 hereto.
          23.2       -- Consent of Arthur Andersen LLP.
          23.3       -- Consent of Pistrelli, Diaz y Asociados.
          23.4       -- Consent of Arthur Andersen & Cia.
          23.5       -- Consent of Price Waterhouse.
          24.1       -- Powers of Attorney.

---------------

 * The Company will file any underwriting agreement relating to the Common Shares being offered hereby that it may enter into as an exhibit to a Current Report on Form 8-K which is subsequently incorporated by reference into this Registration Statement.

** Incorporated by reference as indicated.

ITEM 17. UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

             provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

          (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Enron Global Power & Pipelines L.L.C. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement or amendment to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston and the State of Texas, on this 1st day of November, 1996.

                                          ENRON GLOBAL POWER & PIPELINES L.L.C.

                                          By:    /s/  RODNEY L. GRAY
                                          --------------------------------------
                                                      Rodney L. Gray
                                              Chairman, President and Chief
                                                    Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment has been signed by the following persons in the capacities with Enron Global Power & Pipelines L.L.C. indicated and on the 1st day of November, 1996.

                  SIGNATURE                                          TITLE
                  ---------                                          -----
             /s/  RODNEY L. GRAY                 Chairman, President and Chief Executive
---------------------------------------------      Officer and Director (Principal Executive
                  Rodney L. Gray                   Officer)

            /s/  PAULA H. RIEKER                 Vice President and Chief Financial Officer
---------------------------------------------      (Principal Financial and Accounting
                 Paula H. Rieker                   Officer)

         /s/  JAMES V. DERRICK, JR.*             Director
---------------------------------------------
              James V. Derrick, Jr.*

           /s/  RICHARD D. KINDER*               Director
---------------------------------------------
                Richard D. Kinder*

            /s/  BRENT SCOWCROFT*                Director
---------------------------------------------
                 Brent Scowcroft*

       /s/  EDMUND P. SEGNER, III*               Director
---------------------------------------------
            Edmund P. Segner, III*

           /s/  GEORGE S. SLOCUM*                Director
---------------------------------------------
                George S. Slocum*

          /s/  THOMAS C. THEOBALD*               Director
---------------------------------------------
               Thomas C. Theobald*

 *By       /s/  K. WADE CLINE
---------------------------------------------
                K. Wade Cline
  (Attorney-in-fact for persons indicated)

                               INDEX TO EXHIBITS

 EXHIBIT
   NO.                                        DESCRIPTIONS
---------- ----------------------------------------------------------------------------------
   1.1*    -- Form of Underwriting Agreement relating to the Common Shares being offered hereby.
   4.1**    -- Amended and Restated Limited Liability Company Agreement of the Company dated as of November 15, 1994 (incorporated by reference to Exhibit 3.2 to the Annual
              Report of the Company on Form 10-K for the year ended December 31, 1994).
   5.1     -- Opinion of K. Wade Cline, Vice President, General Counsel and Secretary of the
              Company regarding the legality of the Common Shares being offered hereby.
  23.1     -- Consent of K. Wade Cline is contained in his opinion filed as Exhibit 5.1 hereto.
  23.2     -- Consent of Arthur Andersen LLP.
  23.3     -- Consent of Pistrelli, Diaz y Asociados.
  23.4     -- Consent of Arthur Andersen & Cia.
  23.5     -- Consent of Price Waterhouse.
  24.1     -- Powers of Attorney.

---------------

 * The Company will file any underwriting agreement relating to the Common Shares being offered hereby Offered that it may enter into as an exhibit to a Current Report on Form 8-K which is subsequently incorporated by reference into this Registration Statement.

** Incorporated by reference as indicated.